Exhibit 99.1

Contact:	800 S. Douglas Road, 12th Floor
J. Marc Lewis, Vice President-Investor Relations	Coral Gables, Florida 33134
305-406-1815	Tel: 305-599-1800
marc.lewis@mastec.com	www.mastec.com

For Immediate Release

MasTec Announces Fourth Quarter and Annual 2024 Financial

Results With Record Backlog and Provides Initial 2025 Guidance

•	Record Fourth Quarter and Annual Revenue of $3.4 Billion and $12.3 Billion, Respectively

•	Record Full Year 2024 Cash Flow from Operations Increased 63% to $1.1 Billion

•	Record 18-Month Backlog of $14.3 Billion

•	Fourth Quarter Reduction in Net Debt of $318 Million, with Net Debt Leverage Ratio Reduced to 1.8x

•

2024 Results Include GAAP Net Income of $199.4 Million, Adjusted Net Income of $348.3 Million, Adjusted EBITDA of $1.0 Billion, Diluted Earnings Per Share of $2.06 and Adjusted Diluted Earnings Per Share of $3.95

•

Issuing Initial Annual 2025 Guidance Including Revenue of $13.45 Billion, a 9% Increase Over 2024, GAAP Net Income of $327 Million to $366 Million, Adjusted EBITDA of $1.10 Billion to $1.15 Billion, with Diluted Earnings Per Share of $3.75 to $4.24, and Adjusted Diluted Earnings Per Share of $5.35 to $5.84

Coral Gables, FL (February 27, 2025) — MasTec, Inc. (NYSE: MTZ) today announced 2024 fourth quarter and full year financial results and issued its initial 2025 guidance expectation.

For the Fourth Quarter:

Fourth quarter 2024 revenue was $3.4 billion, compared to $3.3 billion for the fourth quarter of 2023. GAAP net income was $84.7 million, or 2.5% of revenue, and diluted earnings per share were $0.95, compared to $1.2 million, or $0.01 per diluted share, in the fourth quarter of 2023.

Fourth quarter 2024 adjusted net income and adjusted diluted earnings per share, both non-GAAP measures, were $124.0 million and $1.44, respectively, as compared to $48.0 million and $0.61, respectively, in the fourth quarter of 2023.

Fourth quarter 2024 adjusted EBITDA, also a non-GAAP measure, was $270.9 million, compared to $226.5 million in the fourth quarter of 2023. Fourth quarter 2024 adjusted EBITDA margin rate was 8.0% of revenue, a 110 basis point improvement over the fourth quarter of 2023.

18-month backlog as of December 31, 2024, was a record $14.3 billion, a $1.9 billion increase over 2023 and a $440 million increase sequentially from the third quarter of 2024.

Fourth quarter 2024 Cash Flow from Operations was very strong at almost $472 million, enabling further net debt reduction. Net debt leverage ratio also improved well ahead of expectations to 1.8x at year-end.

For the Full Year:

Full year performance improved significantly over 2023. For the year ended December 31, 2024, revenue was $12.3 billion, compared to $12.0 billion for the prior year. GAAP net income was $199.4 million, or 1.6% of revenue, and diluted earnings per share were $2.06, compared to a net loss of $47.3 million, or a loss of $0.64 per diluted share in 2023.

Full year 2024 adjusted net income and adjusted diluted earnings per share, both non-GAAP measures, were $348.3 million and $3.95, respectively, compared to $144.1 million and $1.81, respectively, for 2023.

Full year 2024 adjusted EBITDA, also a non-GAAP measure, was up 19% to $1.0 billion, compared to $846.4 million in 2023. Full year 2024 adjusted EBITDA margin rate was up 110 basis points to 8.2% compared to 7.1% last year.

Adjusted net income, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin, and net debt, which are all non-GAAP measures, exclude certain items that are detailed and reconciled to the most comparable GAAP-reported measures in the attached Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures.

Jose Mas, MasTec’s Chief Executive Officer, commented, “Third and fourth quarter financial performance showed substantial improvement in 2024 giving us great momentum into 2025. By focusing on execution, we saw nice margin expansion, exceeding our expectations, and we saw almost $2 billion in backlog growth for the company during the year, a leading indicator of the strong growth opportunities ahead of us.”

Mr. Mas continued, “I’d once again like to thank the men and women of MasTec who work hard every day improving our business. Our people are building, maintaining, and improving our nation’s energy, communications, transportation, and industrial infrastructure that we all rely on.”

Paul DiMarco, MasTec’s Executive Vice President, and Chief Financial Officer, noted, “We saw continued improvement in our balance sheet, driven by improvement in both earnings and our working capital, resulting in $1.1 billion of cash flow generated by operations for the year. With net debt leverage at a comfortable 1.8x adjusted EBITDA, we are positioned to shift back to a more balanced, return focused capital allocation framework.”

2025 Outlook:

Based on the information available today, the Company is providing both first quarter and full year 2025 guidance. The Company currently expects full year 2025 revenue to be $13.45 billion, a record level. 2025 full year GAAP net income and diluted earnings per share are expected in the range of $327 to $366 million, and $3.75 to $4.24, respectively. Full year 2025 adjusted EBITDA is expected to range from $1.10 to $1.15 billion, representing 8.2 – 8.5% of revenue, and adjusted diluted earnings per share is expected to range from $5.35 to $5.84.

For the first quarter of 2025, the Company expects revenue of approximately $2.7 billion. First quarter 2025 GAAP net loss is expected to be $1 million, compared to a net loss of $34.5 million in the first quarter of 2024. First quarter 2025 GAAP diluted loss per share is expected to be $0.05, compared to a diluted loss per share of $0.53 in the first quarter of 2024. First quarter 2025 adjusted EBITDA is expected to be $160 million or 5.9% of revenue, with adjusted diluted earnings per share expected to be $0.34.

In the first quarter of 2025, the Company made changes to its Communications and Power Delivery segment structure to more closely align with the segments’ end markets and to better correspond with the operational management reporting structure of both segments. These changes included moving a component with utility operations previously reported in the Communications segment to the Power Delivery segment.

Management will hold a conference call to discuss these results on Friday, February 28, 2025 at 9:00 a.m. Eastern Time. The call-in number for the conference call is (856) 344-9221 or (888) 394-8218 with a pass code of 1616296. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the Investors section of the Company’s website at www.mastec.com. The webcast replay will be available for at least 30 days.

The following tables set forth the financial results for the periods ended December 31, 2024 and 2023:

Consolidated Statements of Operations

(unaudited - in thousands, except per share information)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2024	2023	2024	2023
Revenue	$3,403,101	$3,280,083	$12,303,464	$11,995,934
Costs of revenue, excluding depreciation and amortization	2,966,594	2,912,370	10,675,987	10,613,762
Depreciation	76,996	108,611	366,765	433,929
Amortization of intangible assets	38,184	42,981	139,853	169,233
General and administrative expenses	183,017	178,190	684,508	698,899
Interest expense, net	43,587	59,741	193,266	234,405
Equity in earnings of unconsolidated affiliates, net	(8,075)	(7,262)	(30,228)	(30,697)
Loss on extinguishment of debt	—	—	11,344	—
Other expense (income), net	6,367	(14,562)	11,006	(40,893)

Income (loss) before income taxes	$96,431	$15	$250,963	$(82,704)
(Provision for) benefit from income taxes	(11,730)	1,177	(51,542)	35,408

Net income (loss)	$84,702	$1,192	$199,421	$(47,296)

Net income attributable to non-controlling interests	9,962	439	36,633	2,653

Net income (loss) attributable to MasTec, Inc.	$74,740	$753	$162,788	$(49,949)

Earnings (loss) per share:
Basic earnings (loss) per share	$0.96	$0.01	$2.09	$(0.64)

Basic weighted average common shares outstanding	78,185	77,879	78,049	77,535

Diluted earnings (loss) per share	$0.95	$0.01	$2.06	$(0.64)

Diluted weighted average common shares outstanding	79,053	78,288	78,880	77,535

Consolidated Balance Sheets

(unaudited - in thousands)

	December 31, 2024	December 31, 2023
Assets
Current assets	$3,652,530	$3,974,253
Property and equipment, net	1,548,916	1,651,462
Operating lease right-of-use assets	396,151	418,685
Goodwill, net	2,203,077	2,126,366
Other intangible assets, net	727,366	784,260
Other long-term assets	447,235	418,485

Total assets	$8,975,275	$9,373,511

Liabilities and equity
Current liabilities	$2,999,699	$2,837,219
Long-term debt, including finance leases	2,038,017	2,888,058
Long-term operating lease liabilities	261,303	292,873
Deferred income taxes	362,772	390,399
Other long-term liabilities	326,141	243,701

Total liabilities	$5,987,932	$6,652,250

Total equity	$2,987,343	$2,721,261

Total liabilities and equity	$8,975,275	$9,373,511

Consolidated Statements of Cash Flows

(unaudited - in thousands)

	For the Years Ended December 31,
	2024	2023
Net cash provided by operating activities	$1,121,625	$687,277
Net cash used in investing activities	(157,490)	(178,061)
Net cash used in financing activities	(1,090,234)	(350,998)
Effect of currency translation on cash	(3,559)	751

Net (decrease) increase in cash and cash equivalents	$(129,658)	$158,969

Cash and cash equivalents - beginning of period	$529,561	$370,592

Cash and cash equivalents - end of period	$399,903	$529,561

Backlog by Reportable Segment (unaudited - in millions)	December 31, 2024	September 30, 2024	December 31, 2023
Communications	$6,010	$5,855	$5,627
Clean Energy and Infrastructure	4,244	4,141	3,115
Power Delivery	3,309	3,160	2,440
Pipeline Infrastructure	735	702	1,225
Other	—	—	—

Estimated 18-month backlog	$14,298	$13,858	$12,407

Backlog is a common measurement used in our industry. Our methodology for determining backlog may not, however, be comparable to the methodologies used by others. Estimated backlog represents the amount of revenue we expect to realize over the next 18 months from future work on uncompleted construction contracts, including new contracts under which work has not begun, as well as revenue from change orders and renewal options. Our estimated backlog also includes amounts under master service and other service agreements and our proportionate share of estimated revenue from proportionately consolidated non-controlled contractual joint ventures. Estimated backlog for work under master service and other service agreements is determined based on historical trends, anticipated seasonal impacts, experience from similar projects and estimates of customer demand based on communications with our customers.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

	For the Three Months Ended December 31,		For the Years Ended December 31,
Segment Information	2024	2023	2024	2023
Revenue by Reportable Segment
Communications	$975.3	$759.9	$3,460.0	$3,259.5
Clean Energy and Infrastructure	1,257.8	1,067.4	4,092.1	3,962.0
Power Delivery	762.1	658.0	2,682.1	2,735.1
Pipeline Infrastructure	429.5	802.2	2,133.6	2,072.8
Other	—	—	—	—
Eliminations	(21.6)	(7.4)	(64.3)	(33.5)

Consolidated revenue	$3,403.1	$3,280.1	$12,303.5	$11,995.9

	For the Three Months Ended December 31,				For the Years Ended December 31,
Adjusted EBITDA and EBITDA Margin by Segment	2024		2023		2024		2023
EBITDA	$255.2	7.5%	$211.3	6.4%	$950.8	7.7%	$754.9	6.3%
Non-cash stock-based compensation expense (a)	8.6	0.3%	9.0	0.3%	32.7	0.3%	33.3	0.3%
Loss on extinguishment of debt (a)	—	—%	—	—%	11.3	0.1%	—	—%
Changes in fair value of acquisition-related contingent items (a)	7.1	0.2%	(4.8)	(0.1)%	10.7	0.1%	(13.9)	(0.1)%
Acquisition and integration costs (b)	—	—%	11.0	0.3%	—	—%	71.9	0.6%
Losses on fair value of investment (a)	—	—%	—	—%	—	—%	0.2	0.0%

Adjusted EBITDA	$270.9	8.0%	$226.5	6.9%	$1,005.6	8.2%	$846.4	7.1%

Segment:
Communications	$96.5	9.9%	$57.7	7.6%	$333.7	9.6%	$291.7	8.9%
Clean Energy and Infrastructure	104.3	8.3%	51.7	4.8%	257.0	6.3%	169.5	4.3%
Power Delivery	54.4	7.1%	52.8	8.0%	187.7	7.0%	216.3	7.9%
Pipeline Infrastructure	58.5	13.6%	95.5	11.9%	389.4	18.3%	284.4	13.7%
Other	9.0	NM	6.8	NM	26.2	NM	25.0	NM

Segment Total	$322.7	9.5%	$264.5	8.1%	$1,194.1	9.7%	$986.9	8.2%
Corporate	(51.8)	—	(38.0)	—	(188.5)	—	(140.5)	—

Adjusted EBITDA	$270.9	8.0%	$226.5	6.9%	$1,005.6	8.2%	$846.4	7.1%

NM - Percentage is not meaningful

(a)

Non-cash stock-based compensation expense, loss on extinguishment of debt, changes in fair value of acquisition-related contingent items, losses on the fair value of an investment are included within Corporate EBITDA.

(b)

For the year ended December 31, 2023, Communications, Clean Energy and Infrastructure and Power Delivery EBITDA included $22.5 million, $37.1 million and $8.5 million, respectively, of acquisition and integration costs, and Corporate EBITDA included $3.8 million of such costs.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

	For the Three Months Ended December 31,				For the Years Ended December 31,
EBITDA and Adjusted EBITDA Reconciliation	2024		2023		2024		2023
Net income (loss)	$84.7	2.5%	$1.2	0.0%	$199.4	1.6%	$(47.3)	(0.4)%
Interest expense, net	43.6	1.3%	59.7	1.8%	193.3	1.6%	234.4	2.0%
Provision for (benefit from) income taxes	11.7	0.3%	(1.2)	(0.0)%	51.5	0.4%	(35.4)	(0.3)%
Depreciation	77.0	2.3%	108.6	3.3%	366.8	3.0%	433.9	3.6%
Amortization of intangible assets	38.2	1.1%	43.0	1.3%	139.9	1.1%	169.2	1.4%

EBITDA	$255.2	7.5%	$211.3	6.4%	$950.8	7.7%	$754.9	6.3%

Non-cash stock-based compensation expense	8.6	0.3%	9.0	0.3%	32.7	0.3%	33.3	0.3%
Loss on extinguishment of debt	—	—%	—	—%	11.3	0.1%	—	—%
Changes in fair value of acquisition-related contingent items	7.1	0.2%	(4.8)	(0.1)%	10.7	0.1%	(13.9)	(0.1)%
Acquisition and integration costs	—	—%	11.0	0.3%	—	—%	71.9	0.6%
Losses on fair value of investment	—	—%	—	—%	—	—%	0.2	0.0%

Adjusted EBITDA	$270.9	8.0%	$226.5	6.9%	$1,005.6	8.2%	$846.4	7.1%

	For the Three Months Ended December 31,		For the Years Ended December 31,
Adjusted Net Income Reconciliation	2024	2023	2024	2023
Net income (loss)	$84.7	$1.2	$199.4	$(47.3)
Adjustments:
Non-cash stock-based compensation expense	8.6	9.0	32.7	33.3
Amortization of intangible assets	38.2	43.0	139.9	169.2
Loss on extinguishment of debt	—	—	11.3	—
Changes in fair value of acquisition-related contingent items	7.1	(4.8)	10.7	(13.9)
Acquisition and integration costs	—	11.0	—	71.9
Losses on fair value of investment	—	—	—	0.2

Total adjustments, pre-tax	$53.9	$58.2	$194.6	$260.8
Income tax effect of adjustments (a)	(13.7)	(16.0)	(44.8)	(74.0)
Statutory and other tax rate effects (b)	(0.9)	4.6	(0.9)	4.6

Adjusted net income	$124.0	$48.0	$348.3	$144.1
Net income attributable to non-controlling interests	10.0	0.4	36.6	2.7

Adjusted net income attributable to MasTec, Inc.	$114.0	$47.6	$311.7	$141.4

(a)

Represents the tax effects of the adjusted items that are subject to tax, including the tax effects of non-cash stock-based compensation expense, including from share-based payment awards. Tax effects are determined based on the tax treatment of the related item, the incremental statutory tax rate of the jurisdictions pertaining to the adjustment, and their effects on pre-tax income.

(b)	Represents the effects of statutory and other tax rate changes for the years ended December 31, 2024 and 2023.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

	For the Three Months Ended December 31,		For the Years Ended December 31,
Adjusted Diluted Earnings per Share Reconciliation	2024	2023	2024	2023
Diluted earnings (loss) per share	$0.95	$0.01	$2.06	$(0.64)
Adjustments:
Non-cash stock-based compensation expense	0.11	0.11	0.41	0.43
Amortization of intangible assets	0.48	0.55	1.77	2.16
Loss on extinguishment of debt	—	—	0.14	—
Changes in fair value of acquisition-related contingent items	0.09	(0.06)	0.14	(0.18)
Acquisition and integration costs	—	0.14	—	0.92
Losses on fair value of investment	—	—	—	0.00

Total adjustments, pre-tax	$0.68	$0.74	$2.47	$3.33
Income tax effect of adjustments (a)	(0.17)	(0.20)	(0.57)	(0.94)
Statutory and other tax rate effects (b)	(0.01)	0.06	(0.01)	0.06

Adjusted diluted earnings per share	$1.44	$0.61	$3.95	$1.81

(a)

Represents the tax effects of the adjusted items that are subject to tax, including the tax effects of non-cash stock-based compensation expense, including from share-based payment awards. Tax effects are determined based on the tax treatment of the related item, the incremental statutory tax rate of the jurisdictions pertaining to the adjustment, and their effects on pre-tax income.

(b)	Represents the effects of statutory and other tax rate changes for the years ended December 31, 2024 and 2023.

Calculation of Net Debt	December 31, 2024	December 31, 2023
Current portion of long-term debt, including finance leases	$186.1	$177.2
Long-term debt, including finance leases	2,038.0	2,888.1

Total Debt	$2,224.1	$3,065.3
Less: cash and cash equivalents	(399.9)	(529.6)

Net Debt	$1,824.2	$2,535.7

EBITDA and Adjusted EBITDA Reconciliation	Guidance for the Year Ended December 31, 2025 Est.		For the Year Ended December 31, 2024		For the Year Ended December 31, 2023
Net income (loss)	$327 – 366	2.4 – 2.7%	$199.4	1.6%	$(47.3)	(0.4)%
Interest expense, net	170	1.3%	193.3	1.6%	234.4	2.0%
Provision for (benefit from) income taxes	98 – 109	0.7 – 0.8%	51.5	0.4%	(35.4)	(0.3)%
Depreciation	340	2.5%	366.8	3.0%	433.9	3.6%
Amortization of intangible assets	131	1.0%	139.9	1.1%	169.2	1.4%

EBITDA	$1,066 – 1,115	7.9 – 8.3%	$950.8	7.7%	$754.9	6.3%

Non-cash stock-based compensation expense	34	0.3%	32.7	0.3%	33.3	0.3%
Loss on extinguishment of debt	—	—%	11.3	0.1%	—	—%
Changes in fair value of acquisition-related contingent items	(0)	(0.0)%	10.7	0.1%	(13.9)	(0.1)%
Acquisition and integration costs	—	—%	—	—%	71.9	0.6%
Losses on fair value of investment	—	—%	—	—%	0.2	0.0%

Adjusted EBITDA	$1,100 –1,150	8.2 – 8.5%	$1,005.6	8.2%	$846.4	7.1%

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

Adjusted Net Income Reconciliation	Guidance for the Year Ended December 31, 2025 Est.	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Net income (loss)	$327 – 366	$199.4	$(47.3)
Adjustments:
Non-cash stock-based compensation expense	34	32.7	33.3
Amortization of intangible assets	131	139.9	169.2
Loss on extinguishment of debt	—	11.3	—
Changes in fair value of acquisition-related contingent items	(0)	10.7	(13.9)
Acquisition and integration costs	—	—	71.9
Losses on fair value of investment	—	—	0.2

Total adjustments, pre-tax	$165	$194.6	$260.8
Income tax effect of adjustments (a)	(38)	(44.8)	(74.0)
Statutory and other tax rate effects (b)	—	(0.9)	4.6

Adjusted net income	$454 – 493	$348.3	$144.1
Net income attributable to non-controlling interests	30	36.6	2.7

Adjusted net income attributable to MasTec, Inc.	$424 – 463	$311.7	$141.4

Adjusted Diluted Earnings per Share Reconciliation	Guidance for the Year Ended December 31, 2025 Est.	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Diluted earnings (loss) per share	$3.75 – 4.24	$2.06	$(0.64)
Adjustments:
Non-cash stock-based compensation expense	0.43	0.41	0.43
Amortization of intangible assets	1.65	1.77	2.16
Loss on extinguishment of debt	—	0.14	—
Changes in fair value of acquisition-related contingent items	(0.00)	0.14	(0.18)
Acquisition and integration costs	—	—	0.92
Losses on fair value of investment	—	—	0.00

Total adjustments, pre-tax	$2.08	$2.47	$3.33
Income tax effect of adjustments (a)	(0.48)	(0.57)	(0.94)
Statutory and other tax rate effects (b)	—	(0.01)	0.06

Adjusted diluted earnings per share	$5.35 – 5.84	$3.95	$1.81

(a)

Represents the tax effects of the adjusted items that are subject to tax, including the tax effects of non-cash stock-based compensation expense, including from share-based payment awards. Tax effects are determined based on the tax treatment of the related item, the incremental statutory tax rate of the jurisdictions pertaining to the adjustment, and their effects on pre-tax income.

(b)	Represents the effects of statutory and other tax rate changes for the years ended December 31, 2024 and 2023.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

EBITDA and Adjusted EBITDA Reconciliation	Guidance for the Three Months Ended March 31, 2025 Est.		For the Three Months Ended March 31, 2024
Net loss	$(1)	(0.0)%	$(34.5)	(1.3)%
Interest expense, net	43	1.6%	52.1	1.9%
Benefit from income taxes	(0)	(0.0)%	(11.1)	(0.4)%
Depreciation	79	2.9%	107.4	4.0%
Amortization of intangible assets	33	1.2%	33.7	1.3%

EBITDA	$152	5.6%	$147.6	5.5%

Non-cash stock-based compensation expense	8	0.3%	9.7	0.4%
Changes in fair value of acquisition-related contingent items	(0)	(0.0)%	(4.6)	(0.2)%

Adjusted EBITDA	$160	5.9%	$152.8	5.7%

Adjusted Net Income (Loss) Reconciliation	Guidance for the Three Months Ended March 31, 2025 Est.	For the Three Months Ended March 31, 2024
Net loss	$(1)	$(34.5)
Adjustments:
Non-cash stock-based compensation expense	8	9.7
Amortization of intangible assets	33	33.7
Changes in fair value of acquisition-related contingent items	(0)	(4.6)

Total adjustments, pre-tax	$40	$38.8
Income tax effect of adjustments (a)	(9)	(11.1)

Adjusted net income (loss)	$30	$(6.7)
Net income attributable to non-controlling interests	2	6.7

Adjusted net income (loss) attributable to MasTec, Inc.	$27	$(13.4)

Adjusted Diluted Earnings (Loss) per Share Reconciliation	Guidance for the Three Months Ended March 31, 2025 Est.	For the Three Months Ended March 31, 2024
Diluted loss per share	$(0.05)	$(0.53)
Adjustments:
Non-cash stock-based compensation expense	0.10	0.12
Amortization of intangible assets	0.41	0.43
Changes in fair value of acquisition-related contingent items	(0.00)	(0.06)

Total adjustments, pre-tax	$0.51	$0.50
Income tax effect of adjustments (a)	(0.12)	(0.14)

Adjusted diluted earnings (loss) per share	$0.34	$(0.17)

(a)

Represents the tax effects of the adjusted items that are subject to tax, including the tax effects of non-cash stock-based compensation expense, including from share-based payment awards. Tax effects are determined based on the tax treatment of the related item, the incremental statutory tax rate of the jurisdictions pertaining to the adjustment, and their effects on pre-tax income.

The tables may contain slight summation differences due to rounding.

MasTec uses EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin, as well as Adjusted Net Income, Adjusted Diluted Earnings Per Share and Net Debt, to evaluate our performance, both internally and as compared with its peers, because these measures exclude certain items that may not be indicative of its core, or underlying, operating results, as well as items that can vary widely across different industries or among companies within the same industry. MasTec believes that these adjusted measures provide a baseline for analyzing trends in its underlying business. MasTec believes that these non-U.S. GAAP financial measures provide meaningful information and help investors understand its financial results and assess its prospects for future performance. Because non-U.S. GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-U.S. GAAP financial measures having the same or similar names. These financial measures should not be considered in isolation from, as substitutes for, or alternative measures of, reported net income, net income margin, diluted earnings per share or total debt, and should be viewed in conjunction with the most comparable U.S. GAAP financial measures and the provided reconciliations thereto. MasTec believes these non-U.S. GAAP financial measures, when viewed together with its U.S. GAAP results and related reconciliations, provide a more complete understanding of its business. Investors are strongly encouraged to review MasTec’s consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

MasTec, Inc. is a leading infrastructure construction company operating mainly throughout North America across a range of industries. The Company’s primary activities include the engineering, building, installation, maintenance and upgrade of communications, energy, utility and other infrastructure, such as: wireless, wireline/fiber and customer fulfillment activities; power delivery infrastructure, including transmission, distribution, grid hardening and modernization, environmental planning and compliance; power generation infrastructure, primarily from clean energy and renewable sources; pipeline infrastructure, including for natural gas, water and carbon capture sequestration pipelines and pipeline integrity services; heavy civil and industrial infrastructure, including roads, bridges and rail; and environmental remediation services. MasTec’s customers are primarily in these industries. The Company’s corporate website is located at www.mastec.com. The Company’s website should be considered as a recognized channel of distribution, and the Company may periodically post important, or supplemental, information regarding contracts, awards or other related news and webcasts on the Events & Presentations page in the Investors section therein.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements include, but are not limited to, statements relating to expectations regarding the future financial and operational performance of MasTec; expectations regarding MasTec’s business or financial outlook; expectations regarding MasTec’s plans, strategies and opportunities; expectations regarding opportunities, technological developments, competitive positioning, future economic conditions and other trends in particular markets or industries; the impact of inflation on MasTec’s costs and the ability to recover increased costs, as well as other statements reflecting expectations, intentions, assumptions or beliefs about future events and other statements that do not relate strictly to historical or current facts. These statements are based on currently available operating, financial, economic and other information, and are subject to a number of significant risks and uncertainties. A variety of factors in addition to those mentioned above, many of which are beyond our control, could cause actual future results to differ materially from those projected in the forward-looking statements. Other factors that might cause such a difference include, but are not limited to: our ability to manage projects effectively and in accordance with our estimates, as well as our ability to accurately estimate the costs associated with our fixed price and other contracts, including any material changes in estimates for completion of projects and estimates of the recoverability of change orders; market conditions, including rising or elevated levels of inflation or interest rates, regulatory or policy changes, including permitting processes, tax incentives and government funding programs that affect us or our customers’ industries, access to capital, material and labor costs, supply chain issues and technological developments, all of which may affect demand for our service; changes to governmental programs and spending policies, including potential changes to the amounts provided for under the Infrastructure Investment and Jobs Act and/or Inflation Reduction Act, including the potential for reduced support for renewable energy projects, changes in U.S or foreign tax laws, statutes, rules, regulations or ordinances, including the impact of, and changes to, tariffs, including the effects of tariffs imposed on oil and gas imported from Canada, tariffs imposed on goods imported from China, including steel and solar panels, and tariffs on all steel and aluminum imports into the United States, or trade policies affecting macroeconomic conditions, including inflation, as well as, the industries we serve and related projects and expenditures that may adversely impact our future financial position or results of operations; risks related to governmental regulation, including uncertainties from the change in the U.S. federal administration; project delays due to permitting processes, compliance with environmental and other regulatory requirements and challenges to the granting of project permits, which could cause increased costs and delayed or reduced revenue; the effect on demand for our services of changes in the amount of capital expenditures by our customers due to, among other things, economic conditions, including potential economic downturns, inflationary issues, tariff effects, the availability and cost of financing, supply chain disruptions, climate-related matters, customer consolidation in the industries we serve and/or the effects of public health matters; activity in the industries we serve and the impact on the expenditure levels of our customers of, among other items, fluctuations in commodity prices, including for fuel and energy sources, fluctuations in the cost of materials, labor, supplies or equipment, and/or supply-related issues that affect availability or cause delays for such items; the outcome of our plans for future operations, growth and services, including business development efforts, backlog, acquisitions and dispositions; risks related to completed or potential acquisitions, including our ability to integrate acquired businesses within expected timeframes, including their business operations, internal controls and/or systems, which may be found to have material weaknesses, and our ability to achieve the revenue, cost savings and earnings levels from such acquisitions at or above the levels projected, as well as the risk of potential asset impairment charges and write-downs of goodwill; our ability to attract and retain qualified personnel, key management and skilled employees, including from acquired businesses, our ability to enforce any noncompetition agreements, and our ability to maintain a workforce based upon current and anticipated workloads; any material changes in estimates for legal costs or case settlements or adverse determinations on any claim, lawsuit or proceeding; the adequacy of our insurance, legal and other reserves; adverse climate and weather events, such as the risk of wildfires, that increase operational and legal risks in certain locations where we perform services, could increase the potential liability and related costs associated with such operations; the highly competitive nature of our industry and the ability of our customers, including our largest customers, to terminate or reduce the amount of work, or in some cases, the prices paid for services, on short or no notice under our contracts, and/or customer disputes related to our performance of services and the resolution of unapproved change orders; the effect of state and federal regulatory initiatives, including risks related to and the costs of compliance with existing and potential future environmental, social and governance requirements, including with respect to climate-related matters; the timing and extent of fluctuations in operational, geographic and weather factors, including from climate-related events, that affect our customers, projects and the industries in which we operate; requirements of and restrictions imposed by our credit facility, term loans, senior notes and any future loans or securities; systems and information technology interruptions and/or data security breaches that could adversely affect our ability to operate, our operating results, our data security or our reputation, or other cybersecurity-related matters; our dependence on a limited number of customers and our ability to replace non-recurring projects with new projects; risks associated with potential environmental issues and other hazards from our operations; disputes with, or failures of, our subcontractors to deliver agreed-upon supplies or services in a timely fashion, and the risk of being required to pay our subcontractors even if our customers do not pay us; risks related to our strategic arrangements, including our equity investments; risks associated with volatility of our stock price or any dilution or stock price volatility that shareholders may experience, including as a result of shares we may issue as purchase consideration in connection with acquisitions, or as a result of other stock issuances; our ability to obtain performance and surety bonds; risks associated with operating in or expanding into additional international markets, including risks from increased tariffs, fluctuations in foreign currencies, foreign labor and general business conditions and risks from failure to comply with laws applicable to our foreign activities and/or governmental policy uncertainty; risks related to our operations that employ a unionized workforce, including labor availability, productivity and relations, as well as risks associated with multiemployer union pension plans, including underfunding and withdrawal liabilities; risks associated with our internal controls over financial reporting; risks related to a small number of our existing shareholders having the ability to influence major corporate decisions, as well as other risks detailed in our filings with the Securities and Exchange Commission. We believe these forward-looking statements are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on current expectations. Furthermore, forward-looking statements speak only as of the date they are made. If any of these risks or uncertainties materialize, or if any of our underlying assumptions are incorrect, our actual results may differ significantly from the results that we express in, or imply by, any of our forward-looking statements. These and other risks are detailed in our filings with the Securities and Exchange Commission. We do not undertake any obligation to publicly update or revise these forward-looking statements after the date of this press release to reflect future events or circumstances, except as required by applicable law. We qualify any and all of our forward-looking statements by these cautionary factors.